Exhibit 3.31

ARTICLES OF AMENDMENT TO THE CHARTER OF MEDISPHERE HEALTH PARTNERS INSURANCE PURCHASING GROUP, INC.

To the Secretary of State of the State of Tennessee:

Pursuant to the provisions of Section 48-20-103 of the Tennessee Business Corporation Act, the undersigned corporation submits these Articles of Amendment to its charter as follows:

1.             The name of the corporation is MediSphere Health Partners Insurance Purchasing Group, Inc. (the “Corporation”)

2.             Section 1 of the Charter is hereby amended and restated to read as follows:

“The name of the Corporation is MediSphere Health Partners Management of Tennessee, Inc.”

3.             This Amendment was duly adopted by the sole shareholder and the board of directors of the Corporation on October 30, 2003.

4.             This Amendment, which will constitute an amendment to the Charter, is to be effective when filed with the Secretary of State.

IN WITNESS WHEREOF the undersigned has executed these Articles of Amendment this 30th day of October, 2003.

MEDISPHERE HEALTH PARTNERS INSURANCE PURCHASING GROUP, INC.

/s/ William J. Hamburg
William J. Hamburg President

CONSENT ACTION TAKEN WITHOUT A MEETING
UPON UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
MEDISPHERE HEALTH PARTNERS INSURANCE PURCHASING GROUP, INC.

Effective as of October 30, 2003

The undersigned, constituting the sole member of the Board of Director of MEDISPHERE HEALTH PARTNERS INSURANCE PURCHASING GROUP, INC., a Tennessee corporation (the “Corporation”), hereby unanimously consents to taking action without a meeting, by written consent, and hereby adopts the following resolutions:

1.            Name Change

RESOLVED, that the Board of Directors of the Corporation hereby authorizes and approves, and recommends to the sole shareholder of the Corporation that the Corporation change its name to “MediSphere Health Partners Management of Tennessee Inc.” and an amendment to the Charter of the Corporation to effect such name change; and further

RESOLVED, that the officers of the Corporation are authorized to take all such action and to execute and deliver all such instruments and documents in the name and on behalf of the Company, in order to fully carry out the intent and to accomplish the purposes of this and the preceding resolution; and further

RESOLVED, that all actions previously taken by any officer or director of the Corporation in connection with the action contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.

This Consent Action is effective as of the date first above written.

DIRECTOR:

/s/ William J. Hamburg
William J. Hamburg

CHARTER

OF

MEDISPHERE HEALTH PARTNERS INSURANCE PURCHASING GROUP, INC.

The undersigned person, having capacity to contract and acting as the incorporator of a corporation under Section 48-12-101 of the Tennessee Business Corporation Act, adopts the following charter for such corporation:

1.             The name of the corporation is MediSphere Health Partners Insurance Purchasing Group, Inc. (the “Corporation”).

2.             The address of the registered office of the Corporation in Tennessee is 3100 West End Avenue, Suite 630, Nashville, Tennessee 37203.  The Corporation’s registered agent at the registered office is William J. Hamburg.

3.             The name and address of each incorporator of the Corporation is:

Name	Address

D. Billye Sanders	Waller Lansden Dortch & Davis
A Professional Limited Liability Company
511 Union Street, Suite 2100
Nashville, TN 37219-1760

4.             The name and address of each initial director of the Corporation is:

Name	Address

William J. Hamburg	3100 West End Avenue, Suite 630
Nashville, TN 37203

Kevin P. Lavender	3100 West End Avenue, Suite 630
Nashville, TN 37203

5.             The address of the principal office of the Corporation is 3100 West End Avenue, Suite 630, Nashville, Tennessee 37203.

6.             The Corporation is for profit.

7.             The maximum number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock no par value.

8.             A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.  If the Tennessee Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended.  Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

9.             The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”).  The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her.  To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.  Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; (2) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 48-18-502 of the Tennessee Business Corporation Act; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.

/s/ D. Billye Sanders
D. Billye Sanders
Incorporator

Dated:  March 13, 1997